Exhibit 23.1

Stan J. H. Lee, CPA
2160 North Central Rd Suite 209 ♦ Fort Lee ♦ NJ 07024
P.O. Box 436402. San Diego. CA 92143-6402
619-623-7799 . Fax 619-564-3408 . stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of July 20, 2011, on the audited financial statements of James River Holdings Corporation as of June 30 2011 and for the period from May 31, 2011 ( inception) to June 30 , 2011 in Form S-11 to be filed now in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

_____________________________
Stan J.H. Lee, CPA
August 19, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants